Exhibit 99.1

ALLEN, Texas – June 27, 2018 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce service provider, held its Annual Meeting of Stockholders today, June 27, 2018 in Allen, Texas.

All corporate proposals were approved by the Company’s stockholders, including: the election of seven directors, Mr. David I. Beatson, Ms. Monica Luechtefeld, Mr. Shinichi Nakagura, Mr. James F. Reilly, Mr. Benjamin Rosenzweig, Mr. Peter J. Stein and Mr. Michael Willoughby; amendments to 2005 Employee Stock and Incentive Plan; amendment to Rights Agreement with Computershare Shareowner Services, LLC; compensation of the Company’s named executive officers on a non-binding, advisory basis; and ratification of the appointment of BDO USA, LLP as the Company’s independent auditors for the fiscal year ended December 31, 2018.

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS Operations for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Canada Goose, PANDORA, T.J. Maxx, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Investor Relations

Sean Mansouri or Scott Liolios

Liolios Group, Inc.

Tel 1-949-574-3860

PFSW@liolios.com